                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         HERBALIFE INTERNATIONAL, INC.
- - --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- - --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO OF HERBALIFE]

- - --------------------------------------------------------------------------------

HERBALIFE INTERNATIONAL, INC.
9800 La Cienega Blvd., Inglewood, CA 90301
Mailing address: P.O. Box 80210, Los Angeles, CA 90080-0210
(310) 410-9600 FAX: (310) 216-7454

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 11, 1995

  The 1995 Annual Meeting of Shareholders of Herbalife International, Inc., a Nevada corporation (the "Company"), will be held beginning at 6:00 p.m. on Thursday, May 11, 1995 at the DoubleTree Hotel, 5400 West Century Boulevard, Los Angeles, California, 90045, to consider and vote on the following matters:

  1. The election of six directors to serve on the Company's Board of Directors; and

  2. Such other business as may properly come before said Annual Meeting or any adjournment or postponement thereof (the "Meeting").

  April 11, 1995 has been fixed as the record date for shareholders entitled to vote at the Meeting, and only holders of record of shares of the Company's Common Stock at the close of business on that day will be entitled to receive notice of and to vote at the Meeting.

  All shareholders are cordially invited to attend the Meeting. To insure your representation at the Meeting, whether or not you plan to attend, you are urged to complete and promptly return the enclosed proxy, which is solicited by the Board of Directors, in the return envelope provided. Returning your proxy does not deprive you of your right to attend the Meeting and to vote your shares in person, should you desire to do so.

                                          BY ORDER OF THE BOARD OF
                                          DIRECTORS

                                          /s/ CHRISTOPHER PAIR

                                          CHRISTOPHER PAIR
                                          Secretary

Dated: April 13, 1995

  PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE
                               ENCLOSED ENVELOPE.

                                PROXY STATEMENT

                               ----------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 11, 1995

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is first being mailed on or about April 14, 1995 to all of the holders of shares of the Common Stock of Herbalife International, Inc., a Nevada corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies in the enclosed form to be used at the Annual Meeting of Shareholders to be held on Thursday, May 11, 1995 beginning at 6:00 p.m. at the DoubleTree Hotel, 5400 West Century Boulevard, Los Angeles, California 90045, and at any adjournment or postponement thereof (the "Meeting"), pursuant to the accompanying Notice of Annual Meeting.

  Shares represented by a properly executed proxy will be voted as indicated on the proxy. The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by the Board of Directors of the Company. Any proxy given pursuant to this solicitation is revocable at any time prior to the voting at the Meeting by (i) notice in writing delivered to the Secretary of the Company;(ii) submitting a subsequently dated proxy; or (iii) attending the Meeting, withdrawing the proxy, and voting in person.

  It is proposed that at the Meeting action will be taken on the matters set forth in the accompanying Notice of Annual Meeting and described in this Proxy Statement. The Board of Directors knows of no other matters which may properly be presented for action at the Meeting. If any other matters do properly come before the Meeting, the persons named on the enclosed proxy will have discretionary authority to vote thereon in accordance with their best judgment.

  When proxies in the form accompanying this Proxy Statement are returned properly executed, the shares represented thereby will be voted as indicated thereon, and where a choice has been specified by the shareholder on the proxy, the shares will be voted in accordance with the specification so made. The expense of soliciting proxies, including the cost of preparing, assembling, and mailing the material submitted herewith, will be paid for by the Company. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, mail, or other means, for which no compensation shall be paid other than their regular salary or other usual compensation. Arrangements will also be made as appropriate with banks, brokerage houses, and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons, and the Company will, upon request, reimburse said persons for their reasonable expenses in so doing.

                      OUTSTANDING SHARES AND VOTING RIGHTS

  At the close of business on April 11, 1995, there were outstanding and entitled to vote at the Meeting 29,987,954 shares of Common Stock. Each share of stock outstanding on such date entitles the shareholder of record to one vote on all matters submitted at the Meeting.

  The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum for the transaction of business at the Meeting.

          PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

  The following table lists, as of February 23, 1995, information as to the beneficial ownership of the Company's Common Stock by (i) each of the Company's directors, (ii) the Company's Chief Executive Officer and each of the four other most highly compensated executive officers as indicated in the Summary Compensation Table under "Compensation of Directors and Executive Officers-- Executive Compensation" below, (iii) all directors and executive officers as a group, and (iv) each person believed by the Company to beneficially own more than five percent (5%) of the Common Stock outstanding. In each instance, information as to the number of shares owned and the nature of ownership has been provided by the individuals identified or described and is not within the direct knowledge of the Company.

                                                            AMOUNT
                       NAME AND ADDRESS                  BENEFICIALLY PERCENT OF
                    OF BENEFICIAL OWNER(1)                  OWNED       CLASS
                    ----------------------               ------------ ----------
      Mark Hughes(2)....................................  17,629,138    58.79%
       9800 La Cienega Blvd.
       Inglewood, CA 90301
      Dr. David B. Katzin(3)............................      99,291        *
       9800 La Cienega Blvd.
       Inglewood, CA 90301
      Norman E. Friedmann(4)............................     375,029     1.25%
       9800 La Cienega Blvd.
       Inglewood, CA 90301
      Christopher Pair(5)...............................      45,000        *
       9800 La Cienega Blvd.
       Inglewood, CA 90301
      David R. Addis(6).................................     180,000        *
       2101 L Street, N.W.
       Washington, D.C. 20037
      Paul Buxbaum......................................       7,214        *
       17337 Ventura Blvd.
       Suite 101
       Encino, CA 91316
      Edward Hall.......................................           0        0
       H.J. Meyers & Co., Inc.
       356 North Camden Drive
       Beverly Hills, CA 90210
      Alan Liker........................................           0        0
       150 South Doheny Drive
       Inglewood, CA 90301
      All executive officers and directors as a group
       (11 persons)(7)..................................  18,460,672    61.24%

- - --------
*   Less than one percent (1%).
(1) The persons in this table have sole voting, investment, and dispositive power with respect to all shares of the Company's Common Stock shown as beneficially owned by them, subject to community property laws where applicable.
(2) Includes 550,000 shares owned by the Herbalife Family Foundation, as to which Mr. Hughes acts as the sole trustee but has no pecuniary interest.
(3) Includes 67,200 shares issuable upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of the date of this Proxy Statement.
(4) Includes 135,000 unvested restricted stock shares. See "Compensation of Directors and Executive Officers--Executive Compensation--Employment Contracts and Change in Control Arrangements."
(5) Includes 45,000 shares issuable upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of the date of this Proxy Statement.

(6) Includes 160,000 unvested restricted stock shares. See "Compensation of Directors and Executive Officers--Executive Compensation---Employment Contracts and Change in Control Arrangements."
(7) Includes an aggregate of 157,200 shares issuable upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of the date of this Proxy Statement.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Company's Board of Directors is presently comprised of six members, all of whom hold office after election until the next annual meeting of shareholders, or until their respective successors are elected and qualified. Accordingly, all six of the Company's directors are to be elected at the Meeting to one-year terms expiring in 1996.

  Each nominee has consented to being named in the Proxy Statement and to serve if elected. All of the nominees are currently serving as directors of the Company.

  Directors are elected by a plurality of the votes cast. It is the intention of the persons named in the enclosed form of proxy, unless authorization to do so is withheld, to vote FOR the election of the six nominees listed below. If prior to the Meeting any nominee should become unavailable for election, an event which is not now anticipated by the Board, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the enclosed form of proxy in accordance with their judgment.

  Biographical information follows for each person nominated. Directors' ages are as of February 23, 1995.

  MARK HUGHES, 39, founded the Company's business in 1980. Since that time Mr. Hughes has controlled the operations of the business either as the sole individual general partner of the California limited partnership through which the business was conducted from inception to December 1985, as the President and Chairman of the Board of the California corporation through which the business was conducted for the interim period from October 1981 through August 1983, or as the President and Chairman of the Board of Herbalife of America, Inc., which was the corporate general partner of the California limited partnership from May through December 1985 and the corporation through which the business was conducted from January 1986 to November 1986. In November 1986, Mr. Hughes became Chairman of the Board, Chief Executive Officer and President of the Company (then called Sage Court Ventures, Inc.) when it acquired Herbalife of America, Inc. in a stock-for-stock reorganization and has continued in those positions since that time. Mr. Hughes served on the Stock Option Committee until March 29, 1994.

  DR. DAVID B. KATZIN, 49, has 22 years experience in the health care field as an educator, physician and scientist. Dr. Katzin conducted a private practice in Los Angeles from 1981 to 1989, dealing with preventive medicine, lifestyles and nutritional medicine. Dr. Katzin has conducted seminars, lectured publicly and written extensively on health care issues. Since 1983, he has served as medical director and owner of Westwood Medical Group, a multi-discipline medical practice in Los Angeles. Westwood Medical Group has not been an active practice since March 1989. Since 1985, Dr. Katzin has performed consulting services for the Company through a contractual arrangement between the Company and Nutrient Research Consultants Ltd., a California corporation which is wholly owned by him. See "Certain Transactions." Dr. Katzin was elected a director of the Company in May 1990. Dr. Katzin received his Ph.D. in cardiovascular physiology and his M.D. from the University of California at Los Angeles. Dr. Katzin serves on the Directors Nominating Committee of the Board.

  CHRISTOPHER PAIR, 40, joined the Company's predecessor in March 1985 as Executive Assistant to the President. From 1986 to 1989, he served as Vice President--Administration for the Company and its predecessors and supervised all administrative departments of the Company. In May 1991, Mr. Pair became the Company's Executive Vice President--International and Corporate Administration and Secretary, and is responsible for the Company's international development. Mr. Pair has been a director of the Company since May 1990. Prior to 1985, Mr. Pair served in various management positions with U.S. Leasing, Raytheon

Data Systems and Consolidated Foods. Mr. Pair serves on the Board of Directors and was formerly Chairman of the International Committee of the Direct Selling Association, a national trade organization for direct sales companies. Mr. Pair received his B.S. and M.B.A. from the University of Redlands.

  PAUL M. BUXBAUM, 40, is presently Executive Vice President of Buxbaum, Ginsberg and Associates, a nationwide retail and merchandising consulting firm based in California. In this capacity, Mr. Buxbaum has served as a consultant to a wide range of national, regional and local retail companies on all phases of their operations since 1984. He has also conducted evaluations of retailers, wholesale distributors and consumer product manufacturers for major financial institutions. Mr. Buxbaum was elected a director of the Company in August 1991. Mr. Buxbaum is also the Chairman of the Board of Ames Department Stores, Inc. Mr. Buxbaum serves on the Audit, Compensation, Stock Option, Directors Nominating, Finance and Business Development Committees of the Board.

  EDWARD J. HALL, 48, has served as the Chief Financial Officer and Managing Director of H.J. Meyers & Co., an investment banking firm, since March 1991. Between May 1990 and March 1991, Mr. Hall, a certified public accountant, was an independent investor. From March 1988 through May 1990, Mr. Hall was an Executive Vice President of Angeles Corporation, an investment management firm. Prior to joining Angeles Corporation, Mr. Hall was with Deloitte & Touche, where he had been a partner in the Audit and Emerging Business Group since 1980. Mr. Hall was elected a director of the Company in March 1992. Mr. Hall is also a director of H.J. Meyers & Co., Inc. and HJM Group, Inc. Mr. Hall serves on the Audit, Compensation, Stock Option, Directors Nominating, Finance and Business Development Committees of the Board.

  ALAN LIKER, 57, has served as a business advisor to a number of individuals and companies during the past several years, including currently Budget Rent-A-Car of Southern California. Until their sale in 1989, Mr. Liker was a director of Shaklee Corporation and its Japanese affiliate, Shaklee KK. From 1976 to 1980, he was a principal of Xerox Development Corporation, a strategic planning unit of Xerox Corporation. Mr. Liker was previously a law professor at the Harvard University, University of California (Los Angeles) and University of Southern California law schools. He was elected to the Company's Board in December 1993 and is currently also a director of First Charter Bank and Shop Television Network. Mr. Liker serves on the Finance Committee of the Board.

ATTENDANCE AT MEETINGS

  The Board of Directors held nine meetings and acted by unanimous written consent on one occasion during the fiscal year ended December 31, 1994. The Board has six standing committees, the Audit Committee, established in March 1992, the Compensation Committee, established in August 1991, the Stock Option Committee, established in September 1991, the Directors Nominating Committee, established in July 1993, the Finance Committee, established in February 1994, and the Business Development Committee, established in April 1994. The Audit Committee recommends engagement of the Company's independent accountants, approves the services performed by such accountants and reviews and evaluates the Company's accounting systems and its system of internal accounting controls. The Compensation Committee makes recommendations to the full Board of Directors regarding levels and types of compensation of the Company's executive officers and administers the Executive Incentive Compensation Plan and the 1994 Performance-Based Annual Incentive Compensation Plan. See "Compensation of Directors and Executive Officers--Executive Compensation--Description of Certain Plans." The Stock Option Committee administers the Company's 1991 Stock Option Plan. See "Compensation of Directors and Executive Officers--Executive Compensation--Description of Certain Plans." The Directors Nominating Committee evaluates candidates for the Board of Directors and makes recommendations to the Board for additions. The Finance Committee reviews certain aspects of the Company's cash management systems. The Business Development Committee develops and investigates the Company's financing alternatives, tax planning structures and expansion opportunities. In 1994, the Audit, Compensation, Stock Option, Directors Nominating, Finance and Business Development Committees met and acted by unanimous written consent on 5 and 0, 2 and 6, 6 and 0, 0 and 0, 2 and 0, and 6 and 0 occasions, respectively. In 1994, no director failed to attend at least 75% of the aggregate number of Board and committee meetings held during the period of his service.

OTHER KEY EMPLOYEES

  NORMAN E. FRIEDMANN, 66, became Executive Vice President and Chief Operating Officer of the Company in August 1992. From 1989 until August 1992, Mr. Friedmann provided management consulting services to public companies and private investors, including the Company beginning in August 1991. From 1987 to 1989, he was the Chief Executive Officer and President of Daisy Systems Corporation, resigning from those positions approximately five months prior to the date on which bankruptcy proceedings with respect to that corporation were commenced. From 1965 to 1987, he was the Chairman of the Board, Chief Executive Officer, and for a portion of that time, President, of Cordura Corporation, a New York Stock Exchange listed company of which he was the founder. Prior to 1965, Mr. Friedmann held senior management positions with the Data and Information Systems Group of International Telephone and Telegraph Corporation and with the Aerospace Division of ITT Federal Laboratories Incorporated. From 1982 to 1987, Mr. Friedmann served as a consultant to the United States Secretary of Defense and as a member of the United States Defense Science Board. He is currently a trustee of the UCLA Foundation. Mr. Friedmann received his B.S., M.S. and Ph.D. degrees in engineering from the University of California at Los Angeles.

  DAVID R. ADDIS, 46, became Chief Counsel of the Company in December 1992. From 1979 to 1992, he was a member of the Washington D.C. law firm of Dickstein, Shapiro and Morin. While at that firm, Mr. Addis provided legal services to the Company. Previously, Mr. Addis was a Senior Trial Attorney for the U.S. Department of Justice and was an Assistant U.S. Attorney for the District of Columbia. Mr. Addis received his B.S. degree from Northwestern University and his J.D. degree from Yale Law School.

  J. MARK HATTENDORF, 44, became Senior Vice President and Chief Financial Officer of the Company in September 1993. He is responsible for accounting and finance operations of the Company as well as overseeing the Company's commercial banking relationships and investor relations activities. From 1991 to 1993, Mr. Hattendorf managed his own consulting firm. From 1989 to 1991, he was Vice President and Chief Financial Officer of Hydril Company, and from 1977 to 1988 he held various senior management positions with Fox, Inc. and Twentieth Century Fox Film Corp. Prior to 1977, Mr. Hattendorf was employed with the international accounting firm currently known as KPMG Peat Marwick. Mr. Hattendorf received his B.S. and M.B.A. degrees from Loyola Marymount University and is a certified public accountant.

  TIMOTHY GERRITY, 44, joined the Company in May 1985 and is currently the Senior Vice President--Finance. Mr. Gerrity, a certified public accountant, is responsible for the accounting operations of the Company. His previous experience includes management positions with Wickes Corporation, Deloitte & Touche, and Fluor Corporation. Mr. Gerrity received his B.S. degree from California State University at Northridge and his M.B.A. from the University of Southern California.

  MICHAEL ROSEN, 48, joined the Company in October 1993 and is currently the Executive Vice President--Corporate Development. Mr. Rosen's responsibilities include developing the Company's domestic and international sales and product literature and managing its expansion into catalog sales. Since 1986, Mr. Rosen has served as the Chief Executive Officer of Shop Television Network, a company which he founded. From February 1992 to September 1993, Shop Television Network was subject to a Chapter 11 reorganization proceeding. In September 1993, the proceeding was dismissed without the necessity of confirming a reorganization plan and all creditors were fully repaid.

  All of the officers and directors of the Company are subject to a permanent injunction entered in October 1986 pursuant to the settlement of an action instituted by the California Attorney General, the State Health Director and the Santa Cruz County District Attorney. The Company consented to the entry of this injunction without in any way admitting the allegations of the complaint. The injunction prevents the Company and such officers and directors from making certain specified claims in future advertising of the Company's products and requires the Company to implement certain documentation systems with respect to payments to the Company's distributors. At the same time, the injunction does not prevent the Company from continuing to make certain specified claims concerning its products which have been and are being made, provided that it has a reasonable basis for making such claims.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

  Effective January 1993, each director who is not an officer of or consultant to the Company receives $35,000 per year for his services as a director plus, effective May 1994, $5,000 per year for each committee of the Board on which he serves ($10,000 if he serves as chairman of that committee). From October to December 1992, the foregoing fees were, on an annualized basis, $18,000 and $2,500, respectively, and from December 1992 to April 1994, the additional amount paid to directors for their services on committees of the Board was $10,000 per year for any one or more committees of the Board. Additionally, any outside directors serving on the board of any of the foreign subsidiaries of the Company are paid fees of $2,500 annually for each such board on which they serve. In addition, the Board authorized the issuance, as of April 19, 1993, to each of Messrs. Buxbaum and Hall of a cash-only stock appreciation right ("SAR") covering 25,000 shares of Common Stock. The SARs will vest in annual installments on each anniversary of the date of issuance and will be automatically exercised and redeemed on the date of vesting of each installment for an amount equal to the fair market value of the Common Stock on such date less the "exercise price" of $9.00 (the closing sale price of the Common Stock on April 19, 1993), multiplied by the number of SARs being exercised and redeemed. Directors who are also officers or consultants receive no separate compensation for their services as directors. Prior to October 1992, all directors (including those who were also officers or consultants) were entitled to receive $1,000 for each meeting of the Board or a committee thereof attended.

EXECUTIVE COMPENSATION

 (1) SUMMARY COMPENSATION TABLE

  The following table sets forth the annual and long-term compensation of the Company's Chief Executive Officer and four additional most highly compensated executive officers (including, for this purpose, a consultant to the Company; see footnote 6 to the table below) whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1994 (the "Named Officers").

                                                                                 LONG-TERM COMPENSATION
                                                                          ------------------------------------
                                           ANNUAL COMPENSATION                     AWARDS            PAYOUTS
                                ----------------------------------------- ------------------------- ----------
       (a)                 (b)     (c)         (d)            (e)              (f)          (g)        (h)            (i)
                                                                                         SECURITIES
                                                                            RESTRICTED   UNDERLYING
AME AND PRINCIPALN                                        OTHER ANNUAL        STOCK       OPTIONS/     LTIP        ALL OTHER
    POSITION               YEAR SALARY($)  BONUS($)(1) COMPENSATION($)(2) AWARD(S)($)(3)  SARS(#)   PAYOUTS($) COMPENSATION($)(4)
- - -----------------          ---- ---------- ----------- ------------------ -------------- ---------- ---------- ------------------
Mark Hughes                1994 $1,000,000 $2,018,000         $--           $     --          --       $--          $20,525
 President and             1993  1,499,992  1,991,436          --                 --          --        --            4,381
 Chief Executive           1992  1,602,984  5,072,099          --                 --          --        --            3,263
 Officer

Norman E. Friedmann(5)     1994    900,015    394,000          --                 --          --        --           97,884
 Executive Vice            1993    900,016    450,000          --                 --          --        --           25,150
 President                 1992    518,121     75,000          --           1,631,250         --        --              442
 Chief Operating
 Officer

Dr. David B.               1994    814,279    342,000          --                 --          --        --            5,857
 Katzin                    1993    516,666    450,000          --                 --      300,000       --            2,475
 Consultant(6)             1992    422,667    300,000          --                 --       36,000       --            2,064

David R. Addis             1994    500,006    302,000          --                 --          --        --           10,063
 Executive Vice President  1993    500,006    350,000          --                 --          --        --            3,113
 Chief Counsel             1992     37,639        --           --           2,724,750         --        --              --

Christopher Pair           1994    496,160    450,000          --                 --          --        --           20,019
 Executive Vice            1993    300,014    300,000          --                 --      150,000       --           16,432
 President                 1992    215,357    175,000          --                 --       75,000       --            9,877
 International and
 Corporate
 Administration and
 Secretary

- - --------
(1) 1994 amounts (other than for Mr. Pair) include bonuses earned under the Company's 1994 Performance-Based Annual Incentive Compensation Plan. The 1994 amount for Mr. Pair, a portion of the 1994 amount for Dr. Katzin and all 1993 amounts (other than for Mr. Hughes) include bonuses paid under a bonus program falling within the framework of the Company's Executive Incentive Compensation Plan. The 1993 amount for Mr. Hughes was paid pursuant to an incentive formula described in the paragraph following this table. 1992 amounts include bonuses paid under a bonus program falling within the framework of the Company's Executive Incentive Compensation Plan for the second half of the year and discretionary bonuses paid with respect to the first half of the year. See "Description of Certain Plans" and "Compensation Committee Report."

(2) For each individual named, excludes perquisites, other personal benefits, securities and property, which did not exceed in any year the lesser of $50,000 or 10% of the total annual salary and bonus reported for such individual for such year.

(3) Reflects the issuance of a 225,000 share restricted stock grant to Mr. Friedmann in August 1992 and a 200,000 share restricted stock grant to Mr. Addis in December 1992. Vesting of the restricted stock occurs in cumulative 20% installments commencing one year from the date of issuance in the case of Mr. Friedmann and commencing January 1, 1994 in the case of Mr. Addis (except in the case of the January 1, 1995 tranche, the vesting of which was deferred to April 1, 1995), with full vesting occurring on the fifth anniversary date in the case of Mr. Friedmann and January 1, 1998 in the case of Mr. Addis. As of December 31, 1994, the aggregate restricted stock holdings had a value of $2,278,125 and $2,700,000 in the case of Mr. Friedmann and Mr. Addis, respectively, at the then current market value (as represented by the closing price of the Company's Common Stock at December 31, 1994), without giving effect to the diminution of value attributed to the restrictions on such stock. Regular dividends are paid on the restricted shares reported in this column. No restricted shares were awarded to the Named Officers in 1994 or 1993.

(4) For 1994, these amounts represent payments under the Company's 401(k) Tax-Sheltered Savings Plan, Executive Medical Plan, Executive Long Term Disability Plan and Executive Life Insurance Plan. See "Description of Certain Plans." Amounts with respect to the 401(k) Tax-Sheltered Savings Plan were $10,550 for Mr. Pair; amounts with respect to the Executive Medical Plan were $8,173, $10,657, $5,238, $124 and $4,839 for Mr. Hughes,
    Mr. Friedmann, Dr. Katzin, Mr. Addis and Mr. Pair, respectively; amounts with respect to the Executive Long Term Disability Plan were $35,387, $4,462 and $2,039 for Mr. Friedmann, Mr. Addis and Mr. Pair, respectively; and amounts with respect to the Executive Life Insurance Plan were $12,352, $51,840, $620, $5,477 and $2,591 for Mr. Hughes, Mr. Friedmann, Dr. Katzin, Mr. Addis and Mr. Pair, respectively. For 1993, amounts represent payments under the Company's 401(k) Tax-Sheltered Savings Plan, Executive Medical Plan, Executive Long Term Disability Plan and Executive Life Insurance Plan. Amounts with respect to the 401(k) Tax-Sheltered Savings Plan were $9,018 for Mr. Pair; amounts with respect to the Executive Medical Plan were $3,841, $25,150, $1,982, $882 and $4,578 for Mr. Hughes, Mr.
    Friedmann, Dr. Katzin, Mr. Addis and Mr. Pair, respectively; amounts with respect to the Executive Long Term Disability Plan were $540, $2,231 and $2,039 for Mr. Hughes, Mr. Addis and Mr. Pair, respectively; and amounts with respect to the Executive Life Insurance Plan were $493 and $798 for Dr. Katzin and Mr. Pair, respectively. For 1992, the amounts represent the Company's payment of premiums under the Executive Medical Plan and, for Mr. Pair only, the Company's contributions under the 401(k) Tax-Sheltered Savings Plan and the payment of premiums under the Executive Long-Term Disability Plan.

(5) Includes payments to Mr. Friedmann pursuant to a consulting arrangement entered into in 1991 and in effect through the time that Mr. Friedmann became an executive officer of the Company in August 1992.

(6) Dr. Katzin is not an executive officer of the Company but is a director of and serves as a consultant to the Company. See "Management--Directors and Executive Officers." Dr. Katzin provides a variety of consulting and related services to the Company through his wholly-owned company, Nutrient Research Consultants, Ltd. See "Certain Transactions." As a consequence of these business relationships, Dr. Katzin devotes a substantial portion of his working time to Company matters and, as a result, is reflected in the table above. The amounts reflected as "salary" for Dr. Katzin are the amounts of contractual consulting payments made to his wholly-owned consulting firm, and the amounts reflected as "bonus" are the amounts of discretionary performance bonuses awarded by the Board of Directors in 1992, an award under a bonus program falling within the framework of the Company's Executive Incentive Compensation Plan for 1993, and a similar such award plus an award under the Company's 1994 Performance-Based Annual Incentive Compensation Plan for 1994.

  In order to facilitate the completion of the Company's October 1993 offering of Common Stock, Mr. Hughes, the majority stockholder of the Company, agreed with the Compensation Committee of the Board of Directors that, following the completion of the offering but effective for the entire year, his compensation for 1993 would consist of (i) a base salary of $1.5 million, (ii) an incentive bonus of $20,000 for each one percent increase in the Company's primary earnings per share in 1993 as compared to 1992 (prorated based upon any fractional increase in primary earnings per share), and (iii) perquisites and reimbursement for expenses in accordance with the Company's prior practice. For 1994, in order to preserve the deductibility by the Company of his compensation for tax purposes, Mr. Hughes agreed to a further reduction in his salary, to $1,000,000, and his bonus was paid under the Company's 1994 Performance-Based Annual Incentive Compensation Plan.

 (2) AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

  The following table sets forth information with respect to shares acquired on exercise and unexercised options to purchase Common Stock granted in fiscal 1994 and prior years.

          (a)                  (b)           (c)               (d)                    (e)
                                                                             VALUE OF UNEXERCISED
                                                         NUMBER OF SHARES        IN-THE-MONEY
                                                      UNDERLYING UNEXERCISED     OPTIONS/SARS
                                                         OPTIONS/SARS AT        AT FISCAL YEAR-
                                                       FISCAL YEAR-END (#)        END ($)(1)
                         SHARES ACQUIRED    VALUE          EXERCISABLE/          EXERCISABLE/
          NAME           ON EXERCISE (#) REALIZED ($)     UNEXERCISABLE          UNEXERCISABLE
- - ------------------------ --------------- ------------ ---------------------- ---------------------
Mark Hughes.............         --      $       --          --          --   $    --  $       --
Norman E. Friedmann.....     329,000      6,292,125          --          --        --          --
Dr. David B. Katzin.....      47,200        790,600       60,000     341,600    97,500   1,955,692
David R. Addis..........          --            --           --          --        --          --
Christopher Pair........      65,000      1,418,750       45,000     215,000   168,825   1,354,975

- - --------
(1) Represents the difference between the closing price of the Company's Common Stock on December 31, 1994 and the exercise price of the options.

 (3) DESCRIPTION OF CERTAIN PLANS

 1994 Performance-Based Annual Incentive Compensation Plan

  The purpose of the Company's 1994 Performance-Based Annual Incentive Compensation Plan (the "1994 Plan") is to provide additional compensation as an incentive to certain key executives and consultants to attain specified performance objectives of the Company and its subsidiary and affiliated corporations and to ensure the continued availability of their full-time or part-time services to the Company. Specifically, the individuals entitled to participate in the 1994 Plan are those executive officers of the Company whose compensation might be required to be included in the Company's proxy materials in connection with its annual meeting of shareholders in the year following the conclusion of an award period, as determined by the Committee (as defined below) administering the 1994 Plan. The 1994 Plan will be administered by the Compensation Committee of the Company's Board, so long as that committee consists entirely of "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or, if that committee fails to consist entirely of "outside directors," then by another committee of at least two members of the Board entirely so consisting that is designated by the Board to administer the 1994 Plan (in either event, the "Committee"). Subject only to the specific provisions of the 1994 Plan, the Committee is vested with full powers of administration.

  The amount of an available award to a participant or the aggregate amount of available awards to all participants for each award period is determined based upon an objective computation (the "Formula") of the actual performance of the Company relative to pre-established performance goals, as specified in the 1994 Plan. The performance goal or goals included in the Formula for each award period is determined by the Committee from among the following performance measures: level of retail sales (in the aggregate or for a particular category or categories of retail sales); net cash flow; net income; operating income; earnings per share; return on sales; reduction in expenditure levels for a particular category or categories of expenses versus a prior period; return on total capital; and return on equity. The Committee determines the performance measures or measures, the performance goal or goals and all computations included within each Formula, each of which may be different for different award periods or for different participants within a single award period. The Committee does not have the discretion to increase any award to an amount in excess of that determined in accordance with the 1994 Plan and the Formula applicable to a particular award period. However, the Committee may, in its discretion, (a) designate in advance a maximum dollar award for any award period with respect to any participant, and/or (b) designate in advance that certain other incentive award payments (under the 1994 Plan or otherwise) made to a participant will be deducted from award amounts otherwise earned under the 1994 Plan. Notwithstanding anything in the 1994 Plan to the contrary, no participant is entitled to earn in excess of $10 million under the 1994 Plan with respect to any single calendar year.

  Award periods under the 1994 Plan may be quarters, calendar years or such other periods as the Committee may designate. All award periods, performance measures, performance goals and other aspects of each Formula are designated in advance of the commencement of each award period by the Committee, except as otherwise permitted by the proposed regulations under Section 162(m).

  To be entitled to receive a full award with respect to an award period, a participant must continue to be employed by the Company or rendering services to the Company on the last day of such award period. With respect to participants whose service relationship terminates during an award period, the Plan provides for prorated awards based upon satisfaction of performance goals for the entire award period, with the proration formula to be set by the Committee in its discretion in advance of the commencement of each award period. In addition, no award can be paid unless the Committee certifies that the objective performance goal or goals for the award have been satisfied and that the amount of the award is no greater than that dictated by the Formula for the applicable award period. The Committee makes such determinations by means of written resolutions of the Committee that are maintained in the records of the Company.

  Awards under the 1994 Plan are subject to withholding for applicable employment and income taxes. The Committee may, in its discretion and subject to the consent of each affected participant, approve the advance of all or a portion of a target award to a participant prior to the conclusion of an award period. Each such advance, if made, is a full recourse obligation of the participant and bears interest from the date of the advance until repaid or deemed earned at the applicable Federal rate (as specified in the 1994 Plan) for loans of comparable term. Each such advance is evidenced by a promissory note executed by the participant and delivered to the Company.

  The 1994 Plan will continue in place until terminated by the Board of Directors. The Board of Directors may from time to time amend, suspend or terminate in whole or in part any or all of the provisions of the 1994 Plan; provided, however, that no such action will adversely affect the right of any participant with respect to (a) any award to which he or she may have become entitled under the 1994 Plan prior to the effective date of such amendment, suspension or termination, or (b) any award period that commenced prior to the taking of such action by the Board.

 Executive Incentive Compensation Plan

  In 1992, the Board adopted the Herbalife International, Inc. Executive Incentive Compensation Plan (as amended in 1993, the "1992 Incentive Plan"). Eligible participants consist of the Company's executive vice presidents, vice presidents, country managers and other executive officers (other than the Company's

Chief Executive Officer and President) and consultants as selected by the Chief Executive Officer. The 1992 Incentive Plan provides for the payment of bonuses to participants for each year that the 1992 Incentive Plan is in effect, beginning with 1992. The size of the pool, subject to certain limitations, is set for each year by the Compensation Committee. Awards are made to participants based upon the extent to which certain corporate performance goals and individual performance goals (set in advance by the Chief Executive Officer together with, in the case of corporate performance goals, the Compensation Committee) are met. If a goal applicable to a participant is exceeded or not met, then the participant is entitled to receive an award in excess of, or equal to a pro rata portion of, as applicable, the targeted amount. In addition, the Compensation Committee, in conjunction with the Chief Executive Officer, may make discretionary awards to participants. To be eligible for payment with respect to a particular award period, a participant is required to be employed by the Company on the last day of such award period.

  For 1993 and 1994, the Company utilized a bonus arrangement falling within the framework of the 1992 Incentive Plan. See "Compensation Committee Report-- Annual Incentive Compensation." The 1992 Incentive Plan is expected to continue to be utilized with respect to certain executives for future periods.

 Stock Option Plan

  General

  The Company's 1991 Stock Option Plan (the "1991 Plan") currently permits the granting to key employees, directors, consultants and other persons of stock options to purchase up to 3,500,000 shares of the Company's Common Stock. However, options may not be granted to any person who owns shares possessing more than 10% of the total voting power of all classes of capital stock of the Company. Options under the 1991 Plan may be designated as "incentive stock options" for federal income tax purposes or as options which are not qualified for such treatment, or "non-qualified stock options." See "Federal Income Tax Matters" below. The purpose of the 1991 Plan is to secure for the Company and its shareholders the benefits arising from stock ownership by key employees, directors, consultants and other persons selected by the Stock Option Committee of the Board of Directors. All such persons are eligible to receive grants under the 1991 Plan, with grant amounts and recipients determined by the Committee, which is composed of two directors who are "disinterested" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Currently, the Stock Option Committee consists of Messrs. Hall and Buxbaum. As of February 23, 1995, approximately 45 persons were eligible to participate in the 1991 Plan.

  All options granted under the 1991 Plan are non-transferable and exercisable in installments determined by the Stock Option Committee, except that each option is to be exercisable in minimum annual installments of 20% commencing with the first anniversary of the option's grant date. Each option granted has a term specified in the option agreement, but all options expire no later than ten years from the date of grant.

  In the case of incentive stock options, the exercise price must be at least equal to the fair market value of the stock on the date the option is granted. The exercise price of a non-qualified option need not be equal to the fair market value of the stock at the date of grant, but may be granted with any exercise price which is not less than 85% of fair market value at the time the option is granted, as the Stock Option Committee may determine. Upon exercise of any option, the purchase price must generally be paid in full either in cash or by certified or cashier's check. However, in the discretion of the Stock Option Committee, the terms of a stock option grant may permit payment of the purchase price by means of (i) cancellation of indebtedness owed by the Company, (ii) delivery of shares of Common Stock already owned by the optionee (valued at fair market value as of the date of exercise), (iii) delivery of a promissory note secured by the shares issued, (iv) delivery of a portion of the shares issuable upon exercise (i.e., exercise for the "spread" on the option payable in shares), or (v) any combination of the foregoing or any other means permitted by the Stock Option Committee.

  The aggregate fair market value (determined at the time the options are granted) of the shares covered by incentive stock options granted to any employee under the 1991 Plan (or any other incentive stock option plan of the Company) which may become exercisable for the first time in any one calendar year may not exceed $100,000.

  Federal Income Tax Matters

  As stated above, participants in the 1991 Plan may be granted either "incentive" stock options (qualified as such under the Internal Revenue Code of 1986, as amended (the "Code")) or "non-incentive" stock options (customarily referred to as "non-qualified" stock options). Persons who receive non-qualified stock options under the 1991 Plan will realize no tax consequence upon receipt. On the date of option exercise, however, the optionee will generally have income (and the Company will have a deduction) equal to the excess of(a) the fair market value of the stock received upon such date less
(b) the option exercise price. If the stock acquired upon exercise of the option is subject to a "substantial risk of forfeiture," however, the taxable event will generally be delayed to the date on which the risk of forfeiture ends, at which time the participant will be taxed on the excess of the stock's fair market value on such date over the cost of such stock, and the Company will be entitled to an equal deduction at that time.

  In the case of an incentive stock option, however, the employee will generally not have taxable income upon exercise or lapse of any forfeiture restrictions. The employee will be taxed only upon the sale of stock received on the incentive option exercise. If the employee holds the stock for more than one year after exercise and two years after option grant, the employee's gain will generally be long-term capital gain, and the Company will not be entitled to a deduction for compensation paid. Any earlier sale will result in ordinary income to the employee and an equal deduction for the Company. Depending upon a particular option holder's circumstances, there may be a favorable differential tax rate applicable to long-term capital gains.

  Upon exercise of incentive stock options, the alternative minimum tax may apply to optionees because the following constitutes an item of tax preference: the excess of the fair market value of shares received over the exercise price of an incentive stock option on the exercise date (unless there is a disqualifying disposition, as defined in the Code). The alternative minimum tax may produce a higher tax than the regular income tax applicable to an optionee.

  The above summary of tax matters is general in scope and does not apply to every specific transaction which may arise. Moreover, the rules of government taxation of non-qualified and incentive stock are complex, and the statement of tax consequences set forth herein is necessarily general. Finally, Congress is considering many additional proposals to change the tax laws, and the interpretation of existing laws and any additional revisions ultimately adopted could significantly alter the tax requirements and effects covered in this discussion.

 401(k) Tax-Sheltered Savings Plan

  The Company maintains a qualified "savings plan" pursuant to Section 401(k) of the Code. This plan allows any employee who has completed one year of employment with the Company to contribute each pay period from 2% to 10% of the employee's earnings for investment in annuity contracts and mutual funds. The maximum aggregate contribution of all participating employees for any calendar year may not exceed 15% of the total earnings paid to such participants during each such year. The Company makes contributions to the plan matching each employee's contribution up to 3% of the employee's earnings. The plan also imposes certain restrictions on the aggregate amount which may be contributed by higher-paid employees in relation to the amount contributed by the remaining employees. A participating employee is fully vested at all times in his or her contribution and in the interest credited to such employee's account. However, the employee may not withdraw all or any portion of his or her account prior to the date that such employee either (a) incurs total and permanent disability or
(b) terminates employment with the Company. The employee is not fully vested in the Company's matching contributions until he or she has completed seven years of service with the Company.

 Executive Medical Plan

  The Executive Medical Plan is an insured hospital and medical reimbursement plan covering executives and key employees and their dependents during the executive's or employee's employment by the Company. The Plan provides coverage of medical expenses incurred beyond the Company's basic plan. For the fiscal year ended December 31, 1994, the Plan's cost to the Company was an aggregate of approximately $88,000.

 Executive Long-Term Disability Plan

  The Executive Long-Term Disability Plan is an insured disability plan covering executives and key employees. It provides for extended disability insurance for such participants with premiums paid by the Company. For the fiscal year ended December 31, 1994, the Plan's cost to the Company was an aggregate of approximately $42,000.

 Executive Life Insurance Plan

  The Executive Life Insurance Plan covers executives and key employees and provides for life insurance benefits in excess of those available under the Company's basic plan. Premiums are paid by the Company. For the fiscal year ended December 31, 1994, the Plan's cost to the Company was an aggregate of approximately $73,000.

 (4) EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

  Effective as of August 1, 1992, the Company entered into an Employment Agreement (as amended, the "Friedmann Agreement") with Norman E. Friedmann, engaging him as the Executive Vice President and Chief Operating Officer of the Company. For his services, Mr. Friedmann is currently entitled to receive an annual salary of $900,000, subject to annual review on the same basis as other executive officers. In addition, he is entitled to participate in incentive compensation plans on the same basis as other executives. At the time his employment commenced, Mr. Friedmann received a 225,000 share restricted stock grant. Such shares vest in cumulative annual installments of 20% commencing on the first anniversary of the date of grant.

  The Friedmann Agreement provides that Mr. Friedmann is entitled to certain other benefits paid for by the Company, including, among other things, an automobile allowance, reimbursement of medical expenses for himself, his spouse and his dependents, term life insurance equal to a multiple of Mr. Friedmann's base salary, and long-term disability insurance coverage equal to a fraction of his base salary.

  Prior to entry into the Friedmann Agreement, Mr. Friedmann provided consulting services to the Company under a Consulting Agreement dated as of October 7, 1991. Pursuant to that agreement, Mr. Friedmann received stock option grants covering a total of 329,000 shares (which grants are not under the 1991 Plan), all of which have vested and have been exercised.

  The Friedmann Agreement is terminable by either party at any time, with or without cause, generally upon the giving of 30 days' notice. If the Company terminates Mr. Friedmann's employment without cause (as defined in the agreement), it must pay him (in addition to other accrued amounts and benefits) a severance benefit based upon the number of years of service completed under the agreement. If such a termination were to occur following Mark Hughes' ceasing to serve as the Chief Executive Officer of the Company or certain other defined change-of-control events, then (i) in addition to the severance benefit described in the preceding sentence, Mr. Friedmann would be entitled to receive an additional amount based upon, generally, his bonus paid for the preceding year, and (ii) Mr. Friedmann's restricted stock grant would fully vest.

  Effective as of December 1, 1992, the Company entered into a five-year Employment Agreement (as amended, the "Addis Agreement") with David R. Addis, engaging him as the Chief Counsel of the Company. For his services, Mr. Addis is entitled to receive an annual salary of $500,000, subject to upward adjustment by the Chief Executive Officer of the Company. In addition, Mr. Addis is entitled to participate in incentive compensation plans on the same basis as other comparable level executives. At the time his employment commenced, Mr. Addis received a 200,000 share restricted stock grant. Such shares vest in cumulative annual installments of 20% commencing on January 1, 1994 (except with respect to the January 1, 1995 tranche, the vesting of which was deferred to April 1, 1995).

  The Addis Agreement provides that Mr. Addis is entitled to certain other benefits paid for by the Company, including, among other things, an automobile allowance and participation in various benefit plans.

  Under the Addis Agreement, if the Company terminates Mr. Addis's employment at any time during the term of the Addis Agreement without cause (as defined in such agreement), it must pay him (in addition to other accrued amounts and benefits) an amount equal to one year of base compensation. In addition, if such a termination were to occur following Mark Hughes' ceasing to serve as the Chief Executive Officer of the Company or certain other defined change-of control events, then Mr. Addis's restricted stock grant would fully vest.

  Effective as of April 3, 1994, the Company entered into a five-year Employment Agreement (the "Pair Agreement") with Christopher Pair, engaging him as Executive Vice-President of International and Corporate Administration of the Company. For his services, Mr. Pair is entitled to receive an annual salary of $500,000, subject to upward adjustment as the Board or the Compensation Committee of the Board deems appropriate. In addition, Mr. Pair is entitled to participate in incentive compensation plans on the same basis as other comparable level executives.

  The Pair Agreement provides that Mr. Pair is entitled to certain other benefits paid for by the Company, including, among other things, an automobile allowance, reimbursement of the cost of a health club membership, and participation in various benefit plans.

  Under the terms of the Pair Agreement, if the Company terminates Mr. Pair's employment at any time during the term of the Pair Agreement without cause (as defined in such agreement), it must pay him (in addition to other accrued amounts and benefits) an amount equal to one year of base compensation, plus an amount equal to the actual bonuses paid to Mr. Pair under the executive incentive compensation plan in respect of the one fiscal or plan year completed immediately prior to the date of termination.

 (5) COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  During 1994, the Company's Compensation Committee consisted of Paul Buxbaum and Edward Hall. No additional information concerning the Compensation Committee or the Company's executive officers is required by Item 402 of Regulation S-K.

 (6) COMPENSATION COMMITTEE REPORT

  The Company's executive compensation programs are administered by the Compensation Committee of the Board of Directors and, to the extent summarized below, the Company's Chief Executive Officer. During 1994, the Compensation Committee was comprised of two non-employee directors, Messrs. Buxbaum and Hall.

  The compensation policy of the Company is designed to motivate the overall success of the Company by:

  . Attracting, retaining, and rewarding highly qualified and productive individuals;

  . Delivering a significant portion of compensation through performance-based incentives;

  . Directly relating incentive compensation to overall Company and individual performance; and

  . Encouraging executive stock ownership to align the interests of management with those of shareholders.

 Base Salary

  The base salary of the Chief Executive Officer is established through negotiations between the Compensation Committee and Mr. Hughes. For 1994, in order to preserve the tax deductibility of his compensation by the Company, Mr. Hughes agreed to a reduction in his base salary to $1,000,000. See "Summary Compensation Table." Base salaries for each of the other Named Officers were established through negotiations between Mr. Hughes and each Named Officer. In particular, the 1994 base salary paid to each of Mr. Friedmann and Mr. Addis was that specified in the Friedmann Agreement and the Addis Agreement, respectively. See "Employment Contracts and Change in Control Arrangements."

  In setting Mr. Hughes' annual salary and target incentive compensation for 1994, the Compensation Committee considered numerous factors, including Mr. Hughes' cash compensation relative to that of the Company's leading distributors and Mr. Hughes' unique role as the preeminent personality in the selling of the Company's products, the motivation of the sales organization and the formulation of sales promotional programs. The Compensation Committee awarded incentive compensation to Mr. Hughes based strictly upon a formula-based performance measure under the 1994 Plan.

 Annual Incentive Compensation

  During 1994, cash incentive compensation earned by Messrs. Hughes, Katzin, Friedmann and Addis was paid pursuant to a formula-based performance program adopted by the Compensation Committee under the 1994 Plan. The Compensation Committee utilized an earnings per share formula to establish awards, subject to maximum award amounts in the case of each participant and discretionary authority to reduce awards in the case of certain of the Named Officers. No awards were earned or paid under the 1994 Plan until early 1995, when the Compensation Committee certified that awards under the performance-based program had been earned and the amounts thereof. In addition, in 1994 Dr. Katzin and Mr. Pair earned incentive bonuses pursuant to a bonus arrangement falling within the framework of the 1992 Incentive Plan. See "Description of Certain Plans" above. During the year, Mr. Hughes selected those individuals, among others, for participation in the 1992 Incentive Plan. With respect to that plan, Mr. Hughes also set the corporate and individual performance goals for each Named Officer, in conjunction with, as to corporate performance goals, the Compensation Committee. Likewise, Mr. Hughes set the target bonus award amounts in conjunction with the Compensation Committee.

  For 1994, the participation of Dr. Katzin and Mr. Pair in the 1992 Incentive Plan was based upon both corporate and individual performance goals. Corporate performance goals included marketing goals, including the opening of new international markets and the introduction of new products into existing markets. Individual performance goals were separately designed for each individual, and included, for example, general goals relating to the development of new areas of business. Mr. Hughes made the determination as to the satisfaction of all corporate and individual performance goals. Within each category of performance goals (i.e., corporate financial, corporate non-financial and individual), Mr. Hughes has indicated that he did not assign any specific weighting to any particular goal or goals for either Dr. Katzin or Mr. Pair. For 1994, those individuals were determined to have earned 80% and 100%, respectively, of their targeted bonus amounts under the 1992 Incentive Plan, entitling them to bonuses under the 1992 Incentive Plan of approximately 12% and 91%, respectively, of their base salaries. In addition, as noted above, Dr. Katzin earned an incentive award under the performance-based program for 1994 adopted under the 1994 Plan.

 Long-Term Incentive Plans

  Executives of the Company are encouraged to own shares of the Company's Common Stock, thereby aligning the interests of management with those of shareholders and tying a significant portion of executive compensation to long-term market performance. The 1991 Plan permits the granting to key employees, directors, and consultants of stock options to purchase 3,500,000 shares of the Company's Common Stock. See "Description of Certain Plans--Stock Option Plan." Vesting restrictions on stock options are set by the Stock Option Committee, which consisted of Messrs. Hughes and Buxbaum through March 29, 1994 and Messrs. Buxbaum and Hall for the remainder of the year. All options granted to executive officers during the last three years have had an exercise price equal to 100% of fair market value at the time of grant.

  In light of his significant ownership position, Mr. Hughes has never received stock incentive awards.

 Tax Issues

  For 1995 and later years, the Compensation Committee intends to continue to seek to structure executive compensation arrangements to preserve the deductibility of Named Officer compensation under applicable federal and state income tax laws, including the Omnibus Budget Reconciliation Act of 1993, while also taking into account the need to provide appropriate incentives to the Company's key executives. See the discussion above. Because the Omnibus Budget Reconciliation Act of 1993 is newly enacted and only proposed regulations are available, no assurance can be given that the Company will preserve the deductibility of all executive compensation.

March 27, 1995                            COMPENSATION COMMITTEE

                                          Paul Buxbaum
                                          Edward Hall

 (7) PERFORMANCE GRAPH

  Set forth below is a comparison of the yearly percentage change in total shareholder return of the Company's Common Stock and the returns for the NASDAQ Composite Index and a designated Peer Group. The total shareholder return calculation is for the five-year period commencing on December 31, 1989 and includes the reinvestment of dividends.

  The Peer Group for the total shareholder return chart is comprised of publicly-traded companies possessing the following characteristics similar to those of the Company:

  . Size, as measured by net sales;

  . Similarity in selling methodology;

  . Comparable products including companies engaged in the distribution of weight control products, health and nutritional supplements, and skin, hair, or other personal care products;

  . Relatively high insider ownership; and/or

  . Particular emphasis on the talents and visibility of the chief executive officer.

  Companies included in the Peer Group are: Beauticontrol Cosmetics, Inc.; Nature's Sunshine Products, Inc.; Avon Products; Premark International, Inc.; Amway Japan; and Amway Asia Pacific. Amway Japan is included with respect to American Depositary Receipts commencing September 1993 (when such securities began trading in the United States). No data is included for Amway Asia Pacific through December 31, 1993 since that company began publicly trading in December 1993, but such data is included commencingJanuary 1, 1994.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
           AMONG HERBALIFE, NASDAQ COMPOSITE INDEX AND PEER GROUP**

                        PERFORMANCE GRAPH APPEARS HERE

                                                                 NASDAQ-OTC
Measurement Period                                               INDEX
(Fiscal Year Covered)        HERBALIFE         PEER GROUP        COMPOSITE
- - ---------------------        ----------        ----------        ---------
Measurement Pt-12/31/89      $  100             $100               $100
FYE  12/31/90                $   39             $ 79               $ 82
FYE  12/31/91                $  200             $145               $129
FYE  12/31/92                $  721             $172               $149
FYE  12/31/93                $1,051             $149               $171
FYE  12/31/94                $1,038             $156               $165

 * ASSUMES $100 INVESTED ON DECEMBER 31, 1989 IN THE STOCK OF HERBALIFE, THE NASDAQ-OTC INDEX COMPOSITE, AND PEER COMPANIES (WEIGHTED BY MARKET CAPITALIZATION).
**  TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS.

                              CERTAIN TRANSACTIONS

  The Company purchases its powder products from Raven Industries, Inc., a California corporation ("Raven"), one-third of whose stock is owned by Mark Hughes. In addition, one of the Company's tablet products, Activated Fiber(TM), is manufactured by D & F Industries, Inc., a California corporation ("D & F"), pursuant to a licensing agreement from Dynamic Products, Inc., a California corporation ("Dynamic"), twenty percent and five percent of whose stock is owned by Mark Hughes and Dr. David B. Katzin, respectively. Two individuals (not affiliates of the Company) are principal stockholders of each of D & F, Raven and Dynamic.

  In May 1993, the Company entered into requirements contracts with each of Raven and Dynamic that extend to January 1998. Pursuant to these requirements contracts, the Company has agreed to purchase all of its requirements of powder products from Raven and all of its requirements of tablet, capsule, liquid, cream and lotion products from Dynamic or D & F to the extent each such manufacturer is capable or becomes capable of manufacturing such products. The requirements contracts also provide Raven and Dynamic (as well as D & F) a right of first refusal to establish any manufacturing facility outside of North America that the Company proposes to develop or acquire, and the right to receive certain royalty payments in the event that such a manufacturing facility were constructed or acquired and the right of first refusal was not exercised.

  During 1994, the Company's purchases from Raven and Dynamic amounted to approximately$41.8 million and $5.8 million, respectively. Mr. Hughes's ownership interest in Raven and Dynamic and Dr. Katzin's ownership interest in Dynamic entitle them to a proportionate interest in the profits of those companies, if any. In 1994, Mr. Hughes's share of the earnings of Raven and Dynamic totalled approximately $4.5 million and $490,000, respectively, and Dr. Katzin's share of the earnings of Dynamic totalled approximately $123,000. Management believes that the price paid under these requirements contracts is appropriate taking into account the product research, development and formulation services provided by the companies.

  The Company engages Nutrient Research Consultants, Ltd., a California corporation ("Consultant"), which is wholly owned by Dr. Katzin, to perform consulting services. Such services consist of assistance in distributor and supervisor education, identification of new product concepts, product reformulation and governmental and public relations. Consultant is engaged on a month-to-month basis pursuant to an oral agreement which has been in effect since the expiration of a written six-month contract entered into between Consultant and the Company in 1985. Since February 1992, the Company has paid Consultant a retainer fee of $33,000 per month. Before February 1992, the retainer fee was $25,000 per month. The Company may also make additional payments to Consultant for special research and development services provided at the Company's request. Management believes that the terms of its agreement with Consultant fairly reflect the value of the services provided by Consultant. During the year ended December 31, 1994, Consultant received approximately $1,156,000 from the Company.

  In accordance with the 1994 Plan, during 1994 the Company made advances of target award amounts to each of Messrs. Hughes, Katzin, Friedmann, Addis and Rosen. Advances were made in June and December 1994 for all members of the group, and additional advances were made quarterly throughout 1994 and in the first quarter of 1995 for Messrs. Friedmann and Addis. As of December 31, 1994, the principal amount of outstanding advances was $2,103,000, $480,000, $602,000, $470,000 and $160,000 in the case of Messrs. Hughes, Katzin, Friedmann, Addis and Rosen, respectively. As of March 3, 1995, the date of ratification of awards under the 1994 Plan (and, in the case of Dr. Katzin, an award under the 1992 Incentive Plan for 1994), the remaining outstanding principal and interest obligations were $151,000, $151,000, $250,000, $232,000 and $60,000 to those persons, respectively. Each advance is a full recourse obligation of the executive with a maturity date of two years following the date of the advance. In addition, the advances bear interest at the applicable federal rate (AFR) for two-year notes at the time of the advances. These rates varied between 4.51% and 7.92%.

                     INDEPENDENT CERTIFIED PUBLIC AUDITORS

  The firm of Deloitte & Touche LLP ("D&T") has audited the financial statements of the Company for the year ended December 31, 1994, and has been selected by the Board of Directors to perform such service for the 1995 fiscal year. A representative of D&T is expected to be present at the Meeting, with the opportunity to make a statement if the representative desires to do so. That representative is also expected to be available to respond to appropriate questions.

               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

  Proposals intended to be submitted to the Company for presentation at its next Annual Meeting to be held in 1996 must be received by the Company at its principal executive office shown on the first page of this Proxy Statement no later than 120 days prior to December 2, 1995, in order to be included in the proxy material for the 1996 meeting.

                               1994 ANNUAL REPORT

  On March 29, 1995, the Company filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 1994. Copies of the 1994 Form 10-K may be obtained without charge by writing to Herbalife International, Inc., 9800 La Cienega Boulevard, Inglewood, California 90301, Attention: Investor Relations.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ CHRISTOPHER PAIR

                                          Christopher Pair
                                          Secretary

                         HERBALIFE INTERNATIONAL, INC.
                           9800 LA CIENEGA BOULEVARD
                          INGLEWOOD, CALIFORNIA 90301

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned hereby appoints Christopher Pair and David R. Addis, and each of them, as Proxy, with the power to appoint his or their substitutes, and hereby authorizes each of them to represent and to vote as designated below all shares of Common Stock of Herbalife International, Inc. held of record by the undersigned on April 11, 1995 at the Annual Meeting of Shareholders to be held on May 11, 1995, or at any adjournment or postponement thereof.

  1. ELECTION OF DIRECTORS

     [_] FOR all nominees (Mark Hughes, Christopher Pair,
     Dr. David Katzin, Paul Buxbaum, Edward Hall, Alan
     Liker, except as indicated to the contrary below)

     [_] WITHHOLD AUTHORITY to
     vote for all nominees

   (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line below)

   _________________________________________________________________________

  2. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.



  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED IN ITEM 1.

                                                Please sign exactly as name
                                              (or names) appears below. When
                                              shares are held by joint
                                              tenants, both must sign. When
                                              signing as attorney, executor,
                                              administrator, parent or
                                              guardian, please give full title
                                              as such. If a corporation,
                                              please sign in full corporate
                                              name by the President or other
                                              authorized officer. If a
                                              partnership, please sign in
                                              partnership name by an
                                              authorized person.

                                              Date: ____________________________

                                              __________________________________
                                              Signature

                                              __________________________________
                                              Signature if held jointly

                 PLEASE MARK, SIGN, DATE, AND PROMPTLY RETURN
                  THE PROXY CARD USING THE ENCLOSED ENVELOPE.